SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2007
Northwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

United States	0-23817	23-2900888

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

100 Liberty Street Warren, Pennsylvania	16365

(Address of principal executive office)	(Zip code)
Registrant’s telephone number, including area code: (814) 726-2140

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02      Results of Operations and Financial Condition
During November 2007, in light of current credit concerns in the marketplace, the Company made a strategic decision to divest of approximately $100.0 million of non-agency corporate debt securities and mutual funds to reduce credit risk inherent in the investment portfolio. These investment securities comprise approximately 7.0% of the Company’s $1.4 billion investment portfolio. As of September 30, 2007 these securities had an unrealized loss of approximately $6.5 million. As such, in accordance with generally accepted accounting principles, the Company will record this loss as of September 30, 2007. As a result, previously reported net income for the three months and nine months ended September 30, 2007 of $13.6 million, or $0.28 per diluted share and $37.2 million, or $0.75 per diluted share, respectively was reduced by $4.0 million, or $0.08 per diluted share, to $9.6 million, or $0.20 per diluted share and $33.2 million, or $0.67 per diluted share, respectively.
The Company has also subsequently sold equity securities in the fourth quarter for a net gain of approximately $5.0 million. It is anticipated that for the year ending December 31, 2007, the net loss on the disposition of investment securities will approximate between $1.5 million and $2.0 million, or $900,000 to $1.2 million after tax. After this divestiture, the investment portfolio will consist primarily of agency mortgage-backed securities of approximately $500.0 million, or 38.0%, non-agency mortgage-backed securities of approximately $50.0 million, or 4.0%, agency notes and bonds of approximately $370.0 million, or 28.0%, and tax-exempt municipal securities of approximately $270.0 million, or 21.0%.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCORP, INC.

DATE: November 9, 2007	By:	/s/ William W. Harvey, Jr.

William W. Harvey, Jr. Chief Financial Officer